                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Clear Channel Communications, Inc.:


We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Communications, Inc. filed on December 3, 2001 (Reg. No. 333-74430) of our report dated June 11, 2003, relating to the statements of net assets as of December 31, 2002 and 2001, the statement of changes in net assets available for benefits for the year ended December 31, 2002 and the supplemental schedule of assets held for investment purposes as of December 31, 2002, of the Clear Channel Entertainment, Inc. 401(k) Savings Plan, which appears in the Annual Report on Form 11-K of the Clear Channel Entertainment, Inc. 401(k) Savings Plan dated June 27, 2003.




/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
June 26, 2003